SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   November 5, 2010

PURE BIOSCIENCE
(Exact name of registrant as specified in its charter)

California	0-21019	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices)(Zip Code)

(619) 596 8600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatiory Arrangements of Certain Officers.

As PURE Bioscience continues to grow and accelerate the commercialization of its products, the Compensation Committee’s goal is to bring target total cash compensation in closer alignment with that of other similarly sized life science companies in its geographic marketplace. Since the Company’s historical executive base salaries have been significantly below the market 50th percentile, it is the Compensation Committee’s intent to bring base salaries in the range of the market 50th percentile. Therefore, on October 25, 2010, the Compensation Committee, based on competitive compensation analyses provided by its independent consultant, Radford Surveys & Consulting, recommended changes in the compensation of the Company’s Named Executive Officers.  Based on these recommendations, on November 5, 2010 the Board of Directors approved increases for the executive officers, effective November 1, 2010, in order to bring base salaries closer to the 50th percentile of salaries for officers at comparable companies, although the base salaries remain below the 50th percentile. Salary for Michael L. Krall, Chief Executive Officer, will increase from $300,000 to $385,000; salary for Andrew J. Buckland, Chief Financial Officer, will increase from $225,000 to $275,000; and salary for Donna Singer, Executive Vice President, will increase from $200,000 to $220,000.  In addition, on the same dates, the Compensation Committee recommended, and the Board of Directors approved, bonus payments of $97,500 for Mr. Krall; $51,188 for Mr. Buckland, and $45,500 for Ms. Singer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PURE BIOSCIENCE

Dated: November 5, 2010	By:	/s/ Andrew J. Buckland
Andrew J. Buckland
Chief Financial Officer